EXHIBIT 99.P.3


                             HOWE AND RUSLING, INC.
                                 CODE OF ETHICS
                            Updated September 4, 2003


Howe & Rusling has adopted this Code of Ethics to govern personal securities investment activities of persons affiliated with Howe & Rusling. Although this code contains a number of specific standards and policies, there are three key principles embodied throughout the Code.


THE INTERESTS OF CLIENTS MUST ALWAYS BE PARAMOUNT

Howe & Rusling Adviser Personnel have a legal, fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, Howe & Rusling Adviser Personnel must scrupulously avoid serving their own interests ahead of those of any client.


HOWE & RUSLING ADVISER PERSONNEL MAY NOT TAKE ADVANTAGE OF THEIR RELATIONSHIP WITH CLIENTS

Howe & Rusling Adviser Personnel should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with Howe & Rusling) that might compromise, or call into question, the exercise of their fully independent judgement in the interests of clients.


ALL PERSONAL SECURITIES TRANSACTIONS SHOULD AVOID ANY ACTUAL, POTENTIAL, OR APPARENT CONFLICTS OF INTEREST

Although all personal securities transactions by Howe & Rusling Adviser Personnel must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Howe & Rusling Adviser Personnel owe a fiduciary duty to clients, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Howe & Rusling Adviser Personnel must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual's fiduciary duties of clients.




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DEFINITIONS

"ACT" means the Investment Company Act of 1940.

"ADVISER PERSONNEL" means all employees, whether full-time or part-time, of Howe & Rusling. Adviser Personnel also includes Decision Making Advisory Persons such as any member of the Howe & Rusling Equity Portfolio Management Committee or the Fixed Income Management Committee. Any provisions of this Code that apply directly to Adviser Personnel apply equally to all accounts in the names of the other persons in which Adviser Personnel have Beneficial Ownership.

"HOWE & RUSLING BOARD MEMBERS" means members of the Howe & Rusling Board of Directors including those that do not directly work for Howe & Rusling.

"BENEFICIAL OWNERSHIP" means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. "Beneficial Ownership" includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person's family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

"CONTROL" means the power to exercise a controlling influence over the management or policies of Adviser accounts.

"DECISION MAKING ADVISORY PERSON" means any adviser personnel who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by Howe & Rusling, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

"SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly know as "security", or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

"EXCLUDED SECURITIES" include the following securities: (i) shares of registered open-end investment companies, including money market funds; (ii) securities issued by the United States government; (iii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Act;
(iv) banker's acceptances; (v) bank certificates of deposit; (vi) commercial paper.

"PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a Security. A Security shall be deemed "being considered for Purchase or Sale" by Howe & Rusling when a recommendation to purchase or sell has been made and communicated, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the Howe & Rusling "Restricted List" until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold for all relevant Howe & Rusling clients.





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PROHIBITED PURCHASES AND SALES OF SECURITIES

In a Personal Securities Transaction, Adviser Personnel may not:

o    Acquire any Security in an initial public offering;

o Purchase or Sell any Security listed on the Howe & Rusling Restricted list until the restriction is lifted when the buy or sell program is complete;

o Acquire any Security in a private placement of a public security without prior written authorization of the acquisition by the Compliance Officer of Howe & Rusling;

o Accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of Howe & Rusling;

o Serve on the board of directors of a publicly traded company without prior authorization from the Howe & Rusling Compliance Officer based upon a determination that such service would be consistent with the interests of Howe & Rusling clients. Adviser Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by Howe & Rusling involving Securities of a company on whose board they serve;

o Execute a Personal Securities Transaction without authorization of the Howe & Rusling Compliance Officer or such persons who may be designated by the Compliance Officer from time to time.


EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Purchases and Sales of Securities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

o    Purchases or Sales of Excluded Securities;

o Purchases or Sales of Securities effected in any account in which Howe & Rusling Adviser Personnel have no Beneficial Ownership;

o Purchases or Sales of Securities which are non-volitional on the part of Howe & Rusling Adviser Personnel (for example, the receipt of stock dividends);

o Purchase of Securities made as part of automatic dividend reinvestment plans;

o Purchases of Securities made as part of an employee benefit plan involving the periodic purchase or company stock or mutual funds;

o Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.





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PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Adviser Personnel wishing to engage in a Personal Securities Transaction must obtain prior authorization of any such Personal Securities Transaction from the Compliance Officer or such person or persons that the Compliance Officer may from time to time designate to make such authorizations. Howe & Rusling Board Members that are not Decision Making Advisory Persons at Howe & are not required to obtain security preclearance but must report their securities transactions on a quarterly basis, and must disclose annually a list of their brokerage accounts. Personal Securities Transactions by the Compliance Officer shall require prior authorization from the President or Chief Investment Officer of Howe & Rusling, who shall perform the review and approval functions relating to reports and trading by the Compliance Officer. Howe & Rusling shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner. Authorization for "good until canceled" orders are effective unless the order conflicts with a Howe & Rusling order.

If a person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by Howe & Rusling, such person shall cancel the trade.

REPORTING AND MONITORING


The Compliance Officer shall monitor all personal trading activity of all Adviser Personnel pursuant to the procedures established under this Code.


DISCLOSURE OF PERSONAL BROKERAGE ACCOUNTS

At the commencement of employment or at the commencement of a relationship with Howe & Rusling, all Adviser Personnel are required to submit to the Compliance Officer, the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership. In addition, if a new brokerage account is opened during the course of the year, the Compliance Officer must be notified immediately.

Each of these accounts is required to furnish duplicate confirmations and statements to the Howe & Rusling Compliance Officer. These statements and confirms may be sent to: Howe & Rusling, P.O. Box 40354, Rochester, NY 14604, for confidentiality purposes.

ANNUAL REPORTING REQUIREMENTS

All Adviser Personnel are required to disclose all personal Securities holdings upon commencement of employment or at commencement of the relationship, and thereafter on an annual basis. In addition, at the commencement of employment or at the commencement of the relationship and, thereafter, annually, all Howe & Rusling Adviser Personnel are required to certify that they have read and understand this Code.





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QUARTERLY REPORTING REQUIREMENTS

All Howe & Rusling Adviser Personnel, shall report to the Compliance Officer the following information with respect to transactions in a Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

o The date of the transaction, the title and number of shares, and the principal amount of each security involved;
o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
o    The price at which the transaction was effected; and
o The name of the broker, dealer, or bank with or through whom the transaction was effected.

Reports pursuant to this section of this Code shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the Howe & Rusling Post Office Box is an acceptable form of reporting securities.

ENFORCEMENTS AND PENALTIES

The Compliance Officer of Howe & Rusling shall review the transaction information supplied by Adviser Personnel on a monthly basis. If a transaction appears to be within violation of this Code of Ethics, the transaction will be reported to the Howe & Rusling Board of Directors.

Upon being informed of a violation of this Code of Ethics, the Howe & Rusling Board of Directors may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics. Howe & Rusling shall impose sanctions in accordance with the principle that no Adviser Personnel may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Directors.

Annually, the Howe & Rusling Compliance Officer at each regular meeting of the Board shall issue a report on Personal Securities Transactions by Adviser Personnel. The report submitted to the board shall:

o Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;
o Identify any violations of this Code and any significant remedial action taken during the prior year; and;
o Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

CONCLUSION

Upon receipt of this Code, all personnel must do the following:

All new employees must read the Code, complete all relevant forms supplied by the Compliance Officer, and schedule a meeting with the Compliance Officer to discuss the provisions herein within two calendar weeks of employment.

Existing employees who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Compliance Officer, and schedule a meeting with the Compliance Officer to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.



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